EXHIBIT 99.1
221 West Grand Ave., Montvale, NJ 07645
Alteon	(201)	934-5000 Fax: (201) 934-8880

FOR IMMEDIATE RELEASE

Company Contact:		Investor Relations Contact:
Alteon, Inc.		Lippert/Heilshorn & Associates, Inc.
201-934-5000		212-838-3777
ir@alteon.com		Emmanuelle Ferrer
(eferrer@lhai.com)
Kim Sutton Golodetz
(kgolodetz@lhai.com)

ALTEON STOCKHOLDERS APPROVE AMENDMENTS TO CERTIFICATE
OF INCORPORATION AT ANNUAL MEETING

** Name Change to Synvista Therapeutics, Inc. and Reverse Stock Split to be Effective July 25 ** - Share Capital Modified to Permit Financing -

MONTVALE, NJ, July 20, 2007 - Alteon Inc. (AMEX: ALT) announced that at its annual meeting of stockholders today, shareholders approved the following amendments to its Certificate of Incorporation:

•	To change the name of the Company to Synvista Therapeutics, Inc.,
•	To increase the number of shares of preferred stock authorized for issuance,
•	To authorize and designate Series B Preferred Stock to be issued and common stock issuable in connection with a previously announced $25 million financing,
•	To amend the provisions relating to the indemnification of directors, and;
•	To eliminate references to any retired or cancelled series of preferred stock.

In addition, stockholders approved the following measures:

•	To effect a reverse stock split of Alteon common stock at a ratio within the range of 1:50 to 1:100, with the specific ratio to be as determined by the Board of Directors of Alteon;
•	To amend the Alteon 2005 Stock Plan to reserve up to an additional 53,000,000 shares (prior to the implementation of the reverse stock split), of common stock for issuance under the Plan; and
•	To appoint J.H. Cohn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board of Directors has determined the reverse stock split ratio of 1:50 with an anticipated effective date of July 25, 2007. Additionally, starting on July 25, 2007, the Company will trade on the American Stock Exchange under the name of Synvista Therapeutics, Inc. with a new ticker symbol, SYI.

“With a strong product pipeline including product candidates that are being designed to address large, unmet medical needs, additional capital and a new company name, we believe the Company is well positioned to continue its work towards offering targeted therapy approaches in the treatment of diabetes,” said Berkowitz, M.D., Ph.D., President and Chief Executive Officer.

About Alteon
Alteon is a biopharmaceutical company developing small molecule drugs to treat and prevent cardiovascular disease and to treat nephropathy in people with diabetes. The Company has identified several product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets. The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase. These compounds metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to uses of haptoglobin characterization. The Company is developing a clinical diagnostic test that can be used to identify patients at high risk for cardiovascular complications of diabetes and other diseases based on haptoglobin typing.

Alteon also is developing alagebrium, a proposed breaker of Advanced Glycation End-Products (A.G.E.s), for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Alteon to assemble a sizeable human safety database.

For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the actions described in this press release, future clinical development of Alteon’s product candidates, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.